EXHIBIT 7.12

Execution Version

INVESTMENT AGREEMENT

among

RED PEBBLE ACQUISITION CO PTE. LTD.

and

GRANITE GLOBAL VENTURES II L.P.

and

GGV II ENTREPRENEURS FUND L.P.

Dated as of May 27, 2013

THIS INVESTMENT AGREEMENT (this “Agreement”) is made as of May 27, 2013, among Red Pebble Acquisition Co Pte. Ltd., an affiliate of funds managed or advised by Blackstone Singapore Pte. Ltd. or its affiliates (the “Sponsor”), Granite Global Ventures II L.P. (“Granite II”) and GGV II Entrepreneurs Fund L.P. (“GGV II,” together with Granite II, the “Existing Shareholders”).  Each of the Sponsor and the Existing Shareholders is referred to herein as a “Party” and collectively, the “Parties.”

WHEREAS, on May 19, 2013, the Sponsor and the Senior Management Members entered into a Consortium Agreement (the “Consortium Agreement”), pursuant to which the Sponsor and the Senior Management Members formed a consortium to undertake a transaction (the “Transaction”) to acquire Pactera Technology International Ltd. (the “Target”);

WHEREAS, on May 22, 2012, the Existing Shareholders, as beneficial owners of the Target Ordinary Shares set forth in the table with the heading “Existing Ownership” on Schedule A hereto, expressed interest in joining the Sponsor to pursue the Transaction, and the Sponsor agreed to pursue the Transaction together with the Existing Shareholders, subject to the terms set forth herein;

WHEREAS, on May 22, 2012, the Senior Member Management Representative gave consent on behalf of the Senior Management Members to the Sponsor proceeding together with the Existing Shareholders to pursue the Transaction; and

WHEREAS, terms used in this Agreement which are defined in the Consortium Agreement shall have the meanings specified therein, as applicable (unless otherwise defined herein).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.01.                          Transaction.  The Existing Shareholders agree with Sponsor to participate in the Transaction on the terms set forth in this Agreement and the Consortium Agreement as if the Existing Shareholders were “Parties” and members of the “Consortium,” each within the meaning of the Consortium Agreement, subject to the variations therefrom set forth in this Agreement.

Section 1.02.                          Share Contribution.  Notwithstanding Section 1.06 of the Consortium Agreement, the Existing Shareholders shall only be obligated to contribute the number of Target Ordinary Shares and other Securities of the Target specified on Schedule A to this Agreement as “Rollover Shares.”

Section 1.03.                          Holdco Organizational Documents.  Sponsor and the Existing Shareholders shall agree in good faith the memorandum and articles of association of Holdco and Merger Sub, and the memorandum and articles of association of Merger Sub upon the Closing shall become the form of the memorandum and articles of association of the Surviving Company.

Section 1.04.                          Expenses and Fee Sharing.

(a)                                 Notwithstanding Section 3.01(b) of the Consortium Agreement, each Existing Shareholder agrees to bear reasonable out-of-pocket costs and expenses in connection with the Transaction incurred prior to the termination of this Agreement that are (X) payable by the Consortium (but only ratably based on the planned equity participation by such Existing Shareholder in the Transaction); or (Y) payable by such Existing Shareholder, including any costs and expenses for separate Advisors retained by it in accordance with Section 2.02(b) of the Consortium Agreement.

(b)                                 Notwithstanding Section 3.01(e) of the Consortium Agreement, the Sponsor agrees to share with the Existing Shareholders the Net Termination Fees received by the Sponsor (but only ratably based on the planned equity participation by the Existing Shareholders in the Transaction), net of any payment or reimbursement payable by the Sponsor to the Senior Management Members in accordance with the proviso of Section 3.01(e) of the Consortium Agreement.

Section 1.05.                          Exclusivity.  Notwithstanding Section 4.01(a) of the Consortium Agreement, the Securities of the Target that each Existing Shareholder shall, and shall cause its Representatives to vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transaction shall include such Securities of the Target beneficially owned by such Existing Shareholder and any of its Affiliates.

Section 1.06.                          Failure to Agree; Other Termination Events.  Notwithstanding Section 5.01(a) of the Consortium Agreement, if either (i) the Sponsor and the Existing Shareholders, after good faith endeavors to pursue the Transaction in compliance with the other sections of this Agreement, are unable to agree either (x) as between them upon the material terms of the Transaction or (y) with the Special Committee on the material terms of the Transaction which the Special Committee agrees to the public shareholders of the Target, or (ii) the Sponsor is not satisfied with the results of its due diligence investigation, then, subject to Section 1.07 of this Agreement, (A) the Existing Shareholders (in the case of (i)) may cease their participation in the Transaction by delivery of a written notice to the Sponsor and (B) the Sponsor (in the case of (i) and/or (ii)) may cease its participation in the Transaction by delivery of a written notice to the Existing Shareholders upon which notification this Agreement shall terminate.

Section 1.07.                          Effect of Termination.  Notwithstanding Section 5.02(a) of the Consortium Agreement, upon termination of the Consortium Agreement by the Senior Management Member Representative or this Agreement by the Existing Shareholders pursuant to Section 1.06 of this Agreement, ARTICLE III (Transaction Costs), ARTICLE IV (Exclusivity), ARTICLE V (Termination), Section 6.02 (Confidentiality) and ARTICLE VII (Notices) of the Consortium Agreement and Section 1.13 of this Agreement shall continue to bind the Parties.

Section 1.08.                          Announcements.  Notwithstanding Section 6.01 of the Consortium Agreement, no announcements regarding the subject matter of this Agreement shall be issued (i) by the Sponsor or the Consortium without the prior written consent of the Existing Shareholders, but only to the extent such announcement specifically includes or refers to the Existing Shareholders, or (ii) by the Existing Shareholders without the prior written consent of the Sponsor, in each case except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange (but only as far as practicable and lawful after the form and terms of that disclosure have been provided to the Sponsor or the Existing Shareholders, as applicable, and the Sponsor or the Existing Shareholders, as applicable, have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable).  The consents required by this Section 1.08 shall not be unreasonably withheld or delayed.

Section 1.09.                          Notices.  Any notice request, instruction or other document to be given to the Sponsor or the Existing Shareholders under this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail:

If to the Sponsor:

The Blackstone Group

345 Park Avenue

New York, NY 10054

USA

Attention: John G. Finley

Facsimile: +1 646 253 8983

The Blackstone Group (HK) Limited

Two International Finance Centre

Suite 901, 9th Floor, 8 Finance Street

Central, Hong Kong

Attention: Susannah Lindenfield

Facsimile: +852 3656 8601

with a copy to (which shall not constitute notice):

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: David Chapin, Esq.

Facsimile: +1 617 235 0015

Email: david.chapin@ropesgray.com

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Gary Li, Esq.

Facsimile: +852 3664 6485

Email: gary.li@ropesgray.com

If to the Existing Shareholders:

Granite Global Ventures II L.P.

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025 U.S.A.

Attention: Stephen Hyndman, CFO

Facsimile: +1-650-475-2151

Email: shyndman@ggvc.com

GGV II Entrepreneurs Fund L.P.

2494 Sand Hill Road, Suite 100

Menlo Park, CA 94025 U.S.A.

Attention: Stephen Hyndman, CFO

Facsimile: +1-650-475-2151

Email: shyndman@ggvc.com

or to such other address or facsimile number or electronic mail as the Sponsor or the Existing Shareholders may hereafter specify for the purpose by notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 1.10.                          Target Ordinary Shares.  Each of the Existing Shareholders represents and warrants that (i) as of the date of this Agreement, it holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Target Ordinary Shares set forth under the heading “Target Ordinary Shares” corresponding to its name in the table with the heading “Existing Ownership” on Schedule A to this Agreement, (ii) it has the sole right to control the voting and disposition of the Target Ordinary Shares held by it, and (iii) as of the date of this Agreement, it does not directly or indirectly own any Target Ordinary Shares or other Securities of Target, other than the Securities set forth in the table with the heading “Existing Ownership” on Schedule A to this Agreement corresponding to its name.

Section 1.11.                          Limitation on Liability.  Notwithstanding Section 9.11 of the Consortium Agreement, the obligations of each Existing Shareholder under this Agreement are joint and several with the obligations of the other Existing Shareholder.

Section 1.12.                          Affiliates.  Further to Section 10.01 of the Consortium Agreement and for the avoidance of doubt, the “Affiliates” of the Existing Shareholders shall not include Granite Global Venture (Q.P) L.P. or Granite Global Ventures L.P.

Section 1.13.                          Other Provisions of the Consortium Agreement.  The text of Sections 9.01 (Entire Agreement), 9.02 (Further Assurances), 9.03 (Severability), 9.04 (Amendments; Waivers), 9.05 (Language), 9.06 (Assignment; No Third Party Beneficiaries), 9.07 (No Partnership or Agency), 9.08 (Counterparts), 9.09 (Governing Law and Dispute Resolution), 9.10 (Remedies), 9.11 (Limitation on Liability), 10.02 (Statutory Provisions), 10.03 (Recitals and Schedules), 10.04 (Meaning of References), 10.05 (Headings), and 10.06 (Negotiation of the Agreement) of the Consortium Agreement are incorporated into this Agreement in haec verba, except that the reference to “the Senior Manager Representative” in Section 9.06 of the Consortium Agreement shall be deemed for purposes of this Section 1.13 to be a reference to “the Existing Shareholders” and with the understanding that references in such sections to “this Agreement” shall be deemed to mean this Agreement and references in such sections to a “Party” or the “Parties” shall be deemed to mean the Parties to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Granite Global Ventures II L.P.

By: Granite Global Ventures II L.L.C.

Its General Partner

By:	/s/ Hany Nada

Name: Hany Nada

Title: Managing Director

Signature Page – Investment Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

GGV II Entrepreneurs Fund L.P.

By: Granite Global Ventures II L.L.C.

Its General Partner

By:	/s/ Hany Nada

Name: Hany Nada

Title: Managing Director

Signature Page – Investment Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Red Pebble Acquisition Co Pte. Ltd.

By:	/s/ Pithambar Gona

Name: Pithambar Gona

Title: Director

Signature Page – Investment Agreement

SCHEDULE A
Information of the Existing Shareholders

EXISTING OWNERSHIP

	Target Ordinary Shares		Other Securities
Existing Shareholders	Target Ordinary Shares (represented or not represented by ADSs)	Restricted Target Ordinary Shares	Restricted Share Units	Options
Granite Global Ventures II L.P.	3,348,586	0	0	0
GGV II Entrepreneurs Fund L.P.	70,094	0	0	0

ROLLOVER SHARES

	Target Ordinary Shares		Other Securities
Existing Shareholders	Target Ordinary Shares (represented or not represented by ADSs)	Restricted Target Ordinary Shares	Restricted Share Units	Options
Granite Global Ventures II L.P.	3,348,586	0	0	0
GGV II Entrepreneurs Fund L.P.	70,094	0	0	0